UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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U.S. GOLD CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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U.S. GOLD CORP.

1910 E. Idaho Street, Suite 102-Box 604

Elko, NV 98901

(800) 557-4550

 SUPPLEMENT TO THE PROXY STATEMENT FOR THE

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON SEPTEMBER 13, 2018

This proxy statement supplement, dated September 12, 2018, supplements the definitive proxy statement (the “Proxy Statement”) filed by U.S. Gold Corp. (the “Company”) with the U.S. Securities and Exchange Commission (the “SEC”) on August 17, 2018, and made available to the Company’s shareholders in connection with the solicitation of proxies by the Board of Directors of the Company for the 2018 Annual Meeting of Shareholders to be held on September 13, 2018 and any adjournment or postponement thereof (the “Annual Meeting”).

On September 11, 2018 the Company issued a press release concerning its determination to withdraw a part of the agenda “PROPOSAL NO. 2 - APPROVAL OF AN AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION TO IMPLEMENT A REVERSE STOCK SPLIT OF THE COMPANY’S ISSUED AND OUTSTANDING COMMON STOCK AT A RATIO WITHIN A RANGE OF 1 FOR 2 TO 1 FOR 10 AT ANY TIME PRIOR TO SEPTEMBER 13, 2019” (“Proposal No. 2”) and “PROPOSAL NO. 3 - APPROVAL OF ISSUANCE OF SECURITIES IN ONE OR MORE NON-PUBLIC OFFERINGS WHERE THE MAXIMUM DISCOUNT AT WHICH SECURITIES WILL BE OFFERED WILL BE EQUIVALENT TO A DISCOUNT OF 30% BELOW THE MARKET PRICE OF OUR COMMON STOCK IN ACCORDANCE WITH NASDAQ RULE 5635(d)” (“Proposal No. 3”) and to partially revise the agenda to be submitted to the Annual Meeting.

Reason for Revision. –

This reflects the Board’s determination that a reverse split of the Company’s common stock and the issuance of securities at up to a 30% discount would not be pursued at the 2018 Annual Meeting. The Company has therefore determined to withdraw Proposal No. 2 and Proposal No. 3.

The September 13, 2018 meeting will commence at the previously scheduled time and location in order for management to provide shareholders with an opportunity to vote on each of the other proposals, however, the Company is withdrawing the portion of its prior proxy statement related to Proposal No. 2 and Proposal No. 3 and will no longer solicit votes for Proposal No. 2 or Proposal No. 3, nor call either proposal for action by shareholders.